Richard Chiang

APEX 10 Inc.

460 Brannan Street, Suite 78064

San Francisco, CA 94107

May 22, 2014

Board of Directors of APEX 10 Inc.

460 Brannan Street, Suite 78064

San Francisco, CA 94107

In connection with the executed share purchase agreement (SPA) with DB Holding Inc, dated May 22, 2014, please accept this notice that effective today, May 22, 2014, I hereby resign from my positions and all duties as President, CEO, CFO, Secretary and Chairman of the Board of Directors, of APEX 10 Inc.

Sincerely,

/s/ Richard Chiang

Richard Chiang

President, CEO, CFO, Secretary and Chairman of the Board of Directors

APEX 10 Inc.